Exhibit (a)(1)(E)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

Titanium Metals Corporation

at

$16.50 NET PER SHARE

by

ELIT Acquisition Sub Corp.,

a wholly owned subsidiary of

Precision Castparts Corp.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 19, 2012, UNLESS THE TENDER OFFER IS EXTENDED.

November 20, 2012

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated November 20, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer (the “Offer”) by ELIT Acquisition Sub Corp., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Precision Castparts Corp. (“Parent”), an Oregon corporation, to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Titanium Metals Corporation (the “Company”), a Delaware corporation, at a purchase price of $16.50 per Share, net to the seller in cash, less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.	The offer price for the Offer is $16.50 per Share, net to you in cash.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on December 19, 2012, unless the Offer is extended by the Purchaser.

4.

The Offer is subject to the conditions described in Section 15 of the Offer to Purchase, including, among other things, (a) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing (i) at least a majority of the Shares and (ii) at least a majority of the Shares excluding Shares owned by (1) certain principal stockholders of the Company, their affiliates and any transferees of such persons after the date of the Merger Agreement (as defined in the Offer to Purchase) in accordance with the terms of the Support Agreement (as defined in the Offer to Purchase), and (2) the officers and directors of the Company, who, together with the foregoing principal stockholders and their affiliates, own in the aggregate approximately 54% of the Shares as of November 12, 2012, in each case, issued and outstanding as of the date the Shares are accepted for payment pursuant to the Offer, (b) there being no notification periods then pending, as required by the Merger Agreement, in connection with an intervening event or an alternative takeover proposal received by the Company, (c) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and (d) the authorization of the European Commission or the expiration of the applicable waiting period pursuant to Council Regulation EC No. 139/2004.

5.	Tendering stockholders who are registered stockholders or who tender their Shares directly to Computershare, the Depositary for the Offer, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Purchaser’s purchase of Shares pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Titanium Metals Corporation

at

$16.50 NET PER SHARE

Pursuant to the Offer to Purchase

dated November 20, 2012

by

ELIT Acquisition Sub Corp.,

a wholly owned subsidiary of

Precision Castparts Corp.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 20, 2012, and the related Letter of Transmittal, in connection with the offer (the “Offer”) by ELIT Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Precision Castparts Corp., an Oregon corporation, to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Titanium Metals Corporation, a Delaware corporation, at a purchase price of $16.50 per Share, net to the seller in cash, less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY: SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:                    , 20

(Signature(s))

Please Print Name(s)

(Signature(s))

Address

Include Zip Code

Area Code and Telephone No.

Taxpayer Identification or Social Security No.

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